 Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors (the “Board”) of Servotronics, Inc. (the “Company”) has adopted the following compensation policy, effective as of October 1, 2015 (the “Effective Date”) to compensate non-employee directors of the Company for their time, commitment and contributions to the Board.

The compensation described in this Policy shall be paid automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such compensation, unless such Non-Employee Director declines the receipt of such compensation by written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

The terms and conditions of this Policy shall supersede any prior compensation arrangements between the Company and its Non-Employee Directors.

CASH COMPENSATION

Retainers for Serving on the Board

Non-Employee Directors shall be paid an annual cash retainer of $26,500, payable in advance in quarterly installments, for each calendar year of service on the Board. Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by a Non-Employee Director during any such quarter.

Retainers for Serving on Committees

Each Non-Employee Director who qualify as an “Independent Director” pursuant to the listing standards of the NYSE MKT shall be paid an additional annual cash retainer of $10,000, payable in advance in quarterly installments, for service on the various Committees of the Board. Cash retainers for partial years of service shall be pro-rated to reflect the number of days served by such Independent Director during any such quarter.

Meeting Fees

Non-Employee Directors receive $1,500 for each Board meeting attended. Non-Employee Directors receive $1,000 for each committee meeting attended. Committee meeting fees will be paid regardless of whether a Board meeting is scheduled for the same day. For any action taken by unanimous written consent in lieu of a meeting in accordance with the Company’s Bylaws, each Non-Employee Directors shall receive $250.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Non-Employee Directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director.

PROCESSING COMPENSATION

Quarterly installments for the annual retainers will begin with the 2016 Annual Meeting and such installments will be paid on the first day of the third month of each quarter.

Payment for attending meetings and actions by written consent is initiated by the Board or Committee Chair submitting a confirmation of meeting or action by written consent to the Company’s Finance Department. The payment will be processed within one week of receipt by the Finance Department.

Reimbursement for travel expenses incurred is also initiated by the Director, by submitting a Director Expense Reimbursement Form and accompanying receipts to the Finance Department. The reimbursement will be processed within one week of receipt by the Finance Department.

For the 2015-2016 transition period any incremental payments to the Non-Employee Directors as a result of the increase in the Board and Committee retainers shall be paid in a lump sum within one week of the Effective Date with such payment being pro-rated to reflect the number of days from the Effective Date until the anniversary of the 2015 Annual Meeting of Shareholders.